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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pike Holdings, Inc. 2002 Stock Option Plan A, Pike Holdings, Inc. 2002 Stock Option Plan B, and Pike Electric Corporation 2005 Omnibus Incentive Compensation Plan of Pike Electric Corporation, formerly Pike Holdings, Inc., of our report dated August 13, 2004, except for Note 17, as to which the date is July 1, 2005, with respect to the consolidated financial statements of Pike Electric Corporation, included in the Registration Statement on Form S-1 for the years ended June 30, 2004 and 2003, filed with the Securities and Exchange Commission.







                                           /s/ Ernst & Young LLP



Greensboro, NC
July 26, 2005